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                                                                  EXHIBIT (d)(6)

                     AMERICAN GENERAL LIFE INSURANCE COMPANY

                   GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

This rider has been issued as a part of the policy to which it is attached.

We will pay a withdrawal benefit, as defined in this rider, upon receipt of Your Written request while the policy and this rider are in force. Your request must be made during the Eligibility Period and will be subject to the terms of the policy and this rider.

Eligibility Period. The Eligibility Period:

1. Starts on the tenth policy anniversary, or the policy anniversary nearest the Insured's 65th birthday, if earlier; and
2.      Will end on the policy anniversary nearest the Insured's age 70.

Withdrawal Period. The Withdrawal Period will begin on the date of the first withdrawal on or after the date the Eligibility Period begins, but no later than on the date the Eligibility Period ends. The length of the Initial Withdrawal Period is shown on the Policy Schedule. The actual Withdrawal Period is the length of time during which the Benefit Balance is withdrawn, which can be longer or shorter than the Initial Withdrawal Period.

Guaranteed Benefit Balance (Benefit Balance). Prior to the first withdrawal during the Eligibility Period, the Benefit Balance will be calculated as follows:

1. We will add all premiums paid (limited in each policy year after the first, to the amount of premium paid during the first policy year);
        a.      Less all partial withdrawals;
        b. Plus interest at the Accumulation Rate shown on the Policy Schedule; and
2.      We will subtract the policy loan balance; and
3. We will subtract an amount equal to the sum of the Monthly Guarantee Premiums from the Date of Issue until the current month, (but not beyond the end of the Guarantee Period) plus interest at the Accumulation Rate shown on the Policy Schedule.

        The Monthly Guarantee Premium for each month in the Guarantee Period will be added even if the requirements of the Monthly Guarantee Premium provision have not been met. Termination of the Monthly Guarantee Premium benefit does not change the length of the Guarantee Period in effect.

We guarantee that an amount equal to the Benefit Balance immediately prior to the first withdrawal during the Eligibility Period may be withdrawn. The amount of each payment and the actual Withdrawal Period will vary, subject to:

        1.      Any subsequent policy loan activity;
        2.      Any subsequent full or partial surrenders; and
        3. Any applicable surrender charges and additional charges due to partial surrenders as defined in the policy to which this rider is attached.

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If the Benefit Balance is less than $500, We reserve the right to make payment over a reduced period. There is no benefit payable during the Eligibility Period if the Benefit Balance is less than or equal to zero.

Maximum Guaranteed Annual Withdrawal (Maximum Annual Withdrawal). After the Eligibility Period begins, the first withdrawal will result in calculation of the initial Maximum Annual Withdrawal amount, which is:

1.      The Benefit Balance immediately prior to the first withdrawal;
2. Divided by the number of years in the Initial Withdrawal Period shown on the Policy Schedule.

Benefit Balance and Maximum Annual Withdrawal Amount Calculations During the Withdrawal Periods. The Benefit Balance will be reduced by the amount of any new loans (including loan interest), and any new withdrawals. The Benefit Balance will be increased by any loan repayments and any unearned loan interest. At the end of each 12 month period from the time of the first withdrawal, the Maximum Annual Withdrawal amount for the next 12 month period will be recalculated. If the number of years remaining in the Initial Withdrawal Period is one or more, the recalculation will be the lesser of:

        1. The Benefit Balance at the beginning of the previous 12 month period;
                a. Less withdrawals and loans made during the previous 12 month period;
                b. Plus any loan repayments made during the previous 12 month period (including any unearned loan interest);
                c. Divided by the number of years remaining in the Initial Withdrawal Period; or
        2. The annual withdrawal amount in effect for the previous 12 month period.

If the number of years remaining in the Initial Withdrawal Period is less than one, the Maximum Annual Withdrawal amount will be the amount in effect for the previous 12 month period until the Benefit Balance is zero. After the actual Withdrawal Period has started, premium payments will not be included in the Benefit Balance calculation.

Policy Surrender or Maturity. If the policy is surrendered or if it matures with value, the Owner will receive:

1. The Cash Surrender Value, at the time of surrender or maturity, in one sum or under a Payment Option; plus
2. The excess of the Benefit Balance over the Cash Surrender Value paid in equal amounts over the number of years remaining in the Initial Withdrawal Period. If the policy is surrendered or if it matures after the Initial Withdrawal Period, the equal payments will not exceed the Maximum Annual Withdrawal amount in effect at the time the policy is surrendered or it matures.

Policy Lapse. If the policy lapses without value during the Eligibility Period, the Owner will receive the Benefit Balance in equal amounts over the Initial Withdrawal Period.

If the policy lapses without value during the actual Withdrawal Period, the Owner will receive the remaining Benefit Balance in equal amounts over the number of years remaining in the Initial Withdrawal Period. If the policy lapses after the Initial Withdrawal Period, the equal payments will not exceed the Maximum Annual Withdrawal amount in effect at the time of lapse.

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Rider Charge. A rider charge will be applied on a daily basis. The charge, which will never exceed 1.5% on an annual basis, will be a percentage of the Accumulation Value that is being invested in the Separate Account Divisions.

Death Benefit. This rider does not provide a death benefit payable in addition to the amount payable under the policy to which this rider is attached. However, if the policy has lapsed, but payments for this rider are being made under a Payment Option, the present value of any remaining payments will be payable in one sum.

Restricted Funds. Certain funds are identified on the Policy Schedule as "Restricted Funds". We will limit the total amount of Accumulation Value less policy loans that may be invested in Restricted Funds to 30% of the policy's total Accumulation Value less policy loans. We do so by requiring You to establish and maintain premium allocation instructions that adhere to the 30% requirement. You also must maintain Automatic Rebalancing.

We reserve the right to modify the list of Restricted Funds if:

        1. A new fund is added to the policy and made available as an investment option;
        2. An existing fund is removed from the policy and is no longer available as an investment option; or
        3.      The investment objective of an existing fund changes.

Automatic Rebalancing. This rider is available only if the Automatic Rebalancing option has been selected on the application. Automatic Rebalancing must occur at least as frequently as shown on the Policy Schedule. We reserve the right to change the frequency requirement, but rebalancing will never be required more often than quarterly. In the event the Owner has identified a fund for Automatic Rebalancing that is no longer available as an investment option, We will revise Automatic Rebalancing percentages proportionally among the remaining funds currently identified for Automatic Rebalancing, unless directed otherwise.

Monthly Guarantee Premium. The Monthly Guarantee Premium for the Initial Specified Amount and any benefit riders in force on the Date of Issue is shown on the Policy Schedule. The Guarantee Period begins on the Date of Issue of the policy to which this rider is attached, and ends on:

1.      The policy anniversary nearest the Insured's age 65; or
2.      The 10th policy anniversary, if later.

The policy to which this rider is attached will not terminate during the Guarantee Period if, on each Monthly Deduction Day during that period:

1. The sum of premiums paid, minus withdrawals and minus any policy loans; equals or exceeds
2. The sum of Monthly Guarantee Premiums from the Date of Issue, including the current month.

While this rider is in force, the Monthly Guarantee Premium will be recalculated if:

1.      The Specified Amount is increased or decreased;
2.      A benefit rider is increased, decreased, added or removed;
3.      There is a change in Premium Class; or

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4.      There is a change in the Death Benefit Option.

These changes will not affect the Guarantee Period then in effect, if any.

During the Guarantee Period, if the Monthly Guarantee Premium requirement is not met, the guarantee will remain in force during the 61-day period that follows. This 61-day period is called the Monthly Guarantee Premium Grace Period. If the amount required to keep the guarantee in force is not paid by the end of the Monthly Guarantee Premium Grace Period, this guarantee will terminate and cannot be reinstated. We will:

1. Give You at least 31 days prior notice that the rider is in the Monthly Guarantee Premium Grace Period. Such 31 days prior notice will be sent to You at Your last known address, and to the assignee of record, if any; and
2. Advise You of the amount of premium required to prevent this rider from terminating.

If a policy is reinstated during the Guarantee Period with no change in the Specified Amount, the Death Benefit Option, Premium Class or benefit riders, if any, the Monthly Guarantee Premium upon reinstatement will be the same as it was when the policy lapsed. Reinstatement will not change the Guarantee Period that was in effect when the policy lapsed.

Reinstatement. If the policy lapses, this rider may be reinstated with the policy if benefits are not being paid under this rider at the time of lapse, subject to:

1.      Evidence of insurability; and
2.      Payment of the necessary premium to reinstate the policy.

Termination. This rider will terminate if:

        1.      The policy terminates or matures.
        2. Withdrawals have been taken during the Eligibility Period and the Benefit Balance has been reduced to zero.
        3.      Automatic Rebalancing has been discontinued.
        4. Automatic Rebalancing percentages are changed allowing for more than 30% of the policy's total Accumulation Value less policy loans to be invested in Restricted Funds.
        5. The Insured reached attained age 70 and no withdrawals were taken during the Eligibility Period.
        6.      Any of the following occur after the Eligibility Period begins:
                        a.      The policy's Specified Amount is increased;
                        b.      The policy's Death Benefit Option is changed;
                        c. Any other rider is added or is terminated prior to its scheduled termination date; or
                        d. The policy's Premium Class is changed (including a change in rating).
        7. The base policy Specified Amount is decreased for any reason other than due to a partial surrender. (This includes changing the Death Benefit Option from Option 1 to Option 2).

The effective date of this rider is the Date of Issue of the policy.


                                                                   President

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